UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 14, 2016 (June 10, 2016)

PennTex Midstream Partners, LP
(Exact name of registrant as specified in its charter)

Delaware	001-37412	47-1669563
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

11931 Wickchester Lane, Suite 300
Houston, Texas 77043
(Address of principal executive offices)

Registrant’s telephone number, including area code: 832-456-4000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-Commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-Commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 10, 2016, the Board of Directors (the “Board”) of PennTex Midstream GP, LLC (the “General Partner”), the general partner of PennTex Midstream Partners, LP (the “Partnership”), approved grants of phantom units pursuant to the PennTex Midstream Partner, LP 2015 Long-Term Incentive Plan (the “LTIP”) to certain executive officers of the General Partner, including a grant of 35,844 phantom units to Thomas F. Karam, Chairman and Chief Executive Officer of the General Partner, a grant of 26,770 phantom units to Robert O. Bond, President and Chief Operating Officer of the General Partner, and a grant of 26,770 phantom units to Steven R. Jones, Executive Vice President and Chief Financial Officer of the General Partner.

The grants were made pursuant to a phantom unit agreement and will vest in three equal increments on the first, second and third anniversaries of the grant date, subject to acceleration upon the recipient’s death or disability or a change in control of the General Partner. Each phantom unit was granted in tandem with a distribution equivalent right that provides the holder the right to receive distributions if and when distributions are made by the Partnership to its unitholders. If a recipient’s service with the General Partner or its affiliates is terminated prior to full vesting of the phantom units for any reason, then the recipient will forfeit all unvested phantom units. In addition, the Partnership and the General Partner have the right, but not the obligation, to repurchase any common units received in respect of vested phantom units in the event that a recipient’s service is terminated by the General Partner for “cause” (as such term is defined in the phantom unit agreement) prior to the third anniversary of the grant date.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PennTex Midstream Partners, LP

		By:	PennTex Midstream GP, LLC
its General Partner

Dated:	June 14, 2016	By:	/s/ Steven R. Jones
		Name:	Steven R. Jones
		Title:	Executive Vice President and Chief Financial Officer